Exhibit 10.1

Execution Copy

Executive Transition Services Agreement

This Executive Transition Services Agreement (this “Agreement”) is made and entered into by and between James D. White (the “Executive”) and Jamba Juice Company, a California corporation (the “Company”), effective as of October 1, 2015.

Recitals

A.                Executive has been employed as the Company’s Chief Executive Officer and President. The terms of Executive’s employment with the Company are governed by his Executive Employment Agreement dated November 17, 2008 (the “Executive Employment Agreement”). Executive announced his retirement as Chief Executive Officer and President, to be effective upon the Separation Date (as defined below).

B.                 Executive and the Company have agreed to enter into this Agreement, which sets forth their understanding regarding Executive’s future resignation as the Company’s Chief Executive Officer and President, Executive’s provision of transition services until such separation of employment and the commitments and obligations arising out of the separation of the employment relationship between Executive and the Company.

Agreement

In consideration of the foregoing premises and for other good and valuable consideration, the sufficiency and receipt of which are acknowledged, the Company and Executive agree as follows:

1.                  Employment Transition. Executive will retire as Chief Executive Officer and President of the Company effective on the earlier of (a) the date that a new Chief Executive Officer and President takes office; or (b) such other date as determined by the lead director of the Board of Directors of Jamba, Inc. (the “Board”) and communicated in writing to Executive at least thirty (30) days prior to such date selected by the Board (the earlier of (a) or (b), the “Separation Date”). Executive’s termination of employment on the Separation Date shall constitute a separation from service for purposes of Code Section 409A (as defined in Section 12 hereof), and the Company shall take all reporting positions consistent therewith. Until the Separation Date, Executive’s employment will continue to be governed by this Agreement and his Executive Employment Agreement. Executive agrees to resign from the Company and any corporate office or official position of any kind that he holds with the Company or any affiliate of the Company, including the role of Chairman of the Board of Directors, Board member and member of any Committee of the Board, in each case effective upon the Separation Date. To the extent Executive wishes to retire and/or discontinue his employment with the Company prior to the Separation Date contemplated above, Executive shall provide thirty (30) days written notice to the Board of Directors of Jamba, Inc. of the same and such date as so noticed shall instead be the Separation Date.

2.                  Services. Executive will remain an employee of the Company until the Separation Date and will perform such duties and functions in his normal capacity as the Chief Executive Officer and President and as the Board shall otherwise reasonably determine from time to time including, without limitation, providing such transitional support to the Company prior to the successor Chief Executive Officer and President taking office. In addition to the duties outlined in the Executive Employment Agreement, Executive agrees to be subject to and comply with such corporate policies and guidelines of the Company as are generally applicable to the Company’s employees.

3.                  Compensation. The Company agrees to pay or cause to be paid to Executive, and Executive agrees to accept in exchange for the services rendered by him, the following compensation.

3.1              Base Salary. Executive will be paid his base salary as provided in the Executive Employment Agreement, as amended by any previous base salary raises provided to date.

3.2              Bonuses. Executive shall be eligible for the Company’s incentive bonus program for the Company’s 2015 fiscal year, based solely upon the Company’s performance metrics that were previously established, paid, to the extent the metrics of such program are met, no later than March 15, 2016, and the Company will apply the same standards to Executive with respect to such incentive bonus program as are applied to other executives of the Company. In the event Executive is not employed by the Company for the Company’s full 2015 fiscal year, the amount payable to Executive shall be pro- rated for the portion of the fiscal year to which Executive remains employed by the Company, by multiplying the amount of such bonus that would be paid for the full 2015 fiscal year by a fraction, the numerator of which is the number of days in the 2015 fiscal year through the Separation Date and the denominator of which is 365.

3.3              Equity Grants. The provisions of any equity grant to Executive shall continue to be governed by the agreement and plans governing such awards. Notwithstanding the forgoing, provided that Executive is not terminated for “Cause” (as defined in the Executive Employment Agreement) and subject to Executive’s compliance with Section 7.2(b) of the Executive Employment Agreement, certain equity awards will be subject to accelerated vesting as set forth in the Executive Employment Agreement and Section 3.7 of this Agreement.

3.4              Benefits. Executive shall continue to be eligible to participate in the Company benefit plans in accordance with their terms and shall have all rights under such plans through the Separation Date. Upon Executive’s termination of employment with the Company, the Company shall pay Executive any accrued but unused vacation time.

3.5              Expenses. Executive shall be entitled to receive reimbursement for all reasonable and customary expenses incurred by in performing services under this Agreement and/or the Executive Employment Agreement, including all expenses of travel and accommodations while away from his residence on business or at the request of and in the service of the Company; provided, however, that such expenses are incurred, accounted for and approved in accordance with the policies and procedures established from time-to-time by the Company. In addition, the Company shall pay all reasonable and documented legal fees and related expenses incurred in connection with the drafting, negotiation and execution of this Agreement and other documents relating to equity arrangements, up to a maximum payment amount hereunder of $27,000, promptly following receipt by the Company of an invoice from Weil, Gotshal & Manges LLP, such invoice to be addressed to Executive but marked payable by the Company and sent to Company.

3.6              Separation Payments. Provided that Executive’s employment with the Company is not terminated for “Cause” (as defined in the Executive Employment Agreement), the parties agree that, subject to Executive’s compliance with Section 7.2(b) of the Executive Employment Agreement, Executive shall be entitled to receive the “Severance Package” described in Section 7.2(a) of the Executive Employment Agreement in the amounts and form as described in such agreement and payable at the times set forth in such agreement, subject to Section 12 below (the “Separation Payments”); provided, however, that (a) for purposes of determining the average cash bonus amount payable under Section 7.2(a)(i)(B), the bonus payments with respect to the fiscal years 2015, 2014 and 2013 shall be used in lieu of the most recent three (3) years of employment if different and (b) to the extent the amount payable with respect to the average cash bonus would be payable prior to the determination of the bonus payment with respect to fiscal year 2015, (i) the average cash bonus amount payable under Section 7.2(a)(i)(B) shall be initially paid to Executive calculating an amount with respect to fiscal year 2015 bonus payment equal to zero and (ii) beginning with the first payment to be made after determination of the bonus payment with respect to fiscal year 2015, if any, (x) Executive shall be grossed up an amount equal to any shortfall in the previously paid average cash bonus amount calculating the actual amount payable with respect to fiscal 2015 in the average and (y) the remaining balance of payments to be made with respect to the average cash bonus shall be made calculating the average of the bonus payments with respect to the fiscal years 2015, 2014 and 2013. For purposes of clarity, in the event Executive is not employed by the Company for the Company’s full 2015 fiscal year, for purposes of determining the average cash bonus amount payable under Section 7.2(a)(i)(B), the amount payable shall be measured as if Executive had been employed by the Company for the Company’s full 2015 fiscal year (i.e., not subject to pro-ration for purposes of calculating such amount).

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3.7              Additional Separation Benefits. Provided that Executive’s employment with the Company is not terminated for “Cause” (as defined in the Executive Employment Agreement), the parties agree that, subject to Executive’s compliance with Section 7.2(b) of the Executive Employment Agreement and the other terms and conditions of this Agreement, Executive shall be entitled to receive additional separation benefits as follows (the “Additional Separation Payments”):

(a)                Additional Equity Vesting. Notwithstanding Section 7.2(a)(ii) of the Executive Employment Agreement, the Additional Separation Payments shall include the following treatment of Executive’s outstanding equity compensation:

(i)                 Stock Options.

a)                  With respect to Executive’s stock options granted to Executive by the Company, all stock options which would have vested if Executive had remained employed by the Company through the second anniversary of the Separation Date shall immediately vest and be exercisable as of the Separation Date.

b)                  With respect to Executive’s stock option granted in March of 2015 which vesting occurs in three equal installments on the second, third and fourth anniversary of the vesting commencement date of March 17, 2015 (the “Applicable Stock Option”), to the extent (i) Executive continues to serve as the Company’s Chief Executive Officer and President through the earlier of (x) March 17, 2016 (the “Applicable Vesting Date”) or (y) such date as a new Chief Executive Officer and President appointed by the Company (excluding any Chief Executive Officer and President appointed on an interim basis) (the “Successor CEO”) takes office or (ii) if the Company elects for the Separation Date to occur prior to the Applicable Vesting Date without a Successor CEO, Executive makes himself available as a full time consultant to the Company for up to twenty-five (25) hours a week though the Applicable Vesting Date or such lesser number of hours per week as the Company may elect, in each case, Executive shall be deemed to have continued to provide services to the Company through the Applicable Vesting Date for purposes of vesting under the Applicable Stock Option such that all unvested Applicable Stock Options that would have vested on or prior to March 17, 2018 shall immediately vest and be exercisable as of the Applicable Vesting Date; provided, however, that in the event of Executive serves as a consultant pursuant to clause (ii), Executive shall assist the Company in a manner reasonably requested by the Company to facilitate Executive’s transition, including providing assistance on site at the Company’s headquarters to the extent requested, and Executive’s sole compensation shall be continued vesting of the Applicable Stock Option through the Applicable Vesting Date; and provided further, that if Executive accepts and commences employment with another employer prior to the earlier of the Applicable Vesting Date or the date upon which the Successor CEO takes office, vesting with respect to the third anniversary shall have been deemed to not have occurred. Notwithstanding the foregoing, if the Separation Date occurs following the Applicable Vesting Date, Section 3.7(a)(i)b) of this Agreement shall be applied to the Applicable Stock Option.

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(ii)               Time-Based Restricted Stock Units. With respect to Executive’s time-based restricted stock units granted to Executive by the Company, all time-based restricted stock units which would have vested if Executive had remained employed by the Company through the first anniversary of the Separation Date shall immediately vest as of the Separation Date.

(iii)             Performance-Based Restricted Stock Units. With respect to Executive’s performance-based restricted stock units granted to Executive by the Company, Executive shall be eligible to vest in all such restricted stock units with respect to performance periods ending through December 31, 2016 to the extent such restricted stock units would have vested under the applicable performance criteria and without regard to any requirement for continued employment.

(b)               Extension of Option Exercise Period. The one year post-termination exercise period provided for in Section 7.2(a)(ii) of the Executive Employment Agreement shall be extended, such that Executive shall have two (2) years from the Separation Date to exercise any vested stock option previously granted to him by the Company (but in any event, Executive may not exercise any stock option beyond the stock option’s original term).

(c)                No Duty to Mitigate. The last paragraph of Section 7.2(a) of the Executive Employment Agreement, providing for the reduction of cash amounts for other employment and other business opportunities and activities, shall be null and void and of no force or effect. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, the Executive Employment Agreement or otherwise, nor shall the amount of such payment be reduced by any compensation earned by Executive as a result of employment by a subsequent employer,

3.8              Termination Upon Death. Executive’s employment with the Company shall terminate automatically upon the death of Executive.

4.                  Release. In consideration of the Separation Payments, the Additional Separation Payments and other consideration and benefits provided to Executive under this Agreement, the parties agree to sign a general release and settlement agreement, in the form attached hereto as Exhibit A, as provided in Section 7.2(b) of the Executive Employment Agreement.

5.                  Return of Company Property. Prior to the Separation Date, Executive agrees to return to the Company all Company documents (and all copies thereof) and other Company property that he has had in his possession at any time, including, but not limited to, Company files, notes, drawings, records, manuals, business plans and forecasts, financial information, specifications, computer- recorded information, electronically stored information, passwords, usernames, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

6.                  Proprietary Information Obligations. Executive agrees to continue to abide by the terms and conditions of the Company’s Employee Nondisclosure, Assignment and Non-Solicitation Agreement.

7.                  Cooperation. For a period ending two (2) years after the Separation Date, upon receipt of reasonable notice from the Company, Executive agrees to reasonably cooperate with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims, demands, or other matters arising from events, acts or failures to act which occurred during the time period in which Executive was employed by the Company to which Executive has knowledge as a result of his employment with the Company. Cooperation includes, without limitation, making yourself available upon reasonable notice at the Company’s request for interviews, depositions and trial testimony scheduled at times and locations which are reasonably convenient to Executive, provided, that after the Separation Date, such cooperation shall not unreasonably interfere with Executive’s business or personal activities. Upon presentation of appropriate documentation, the Company shall pay or reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in complying with this Section 7. If Executive is required to provide more than five (5) hours of assistance per week after the Separation Date, then the Company shall pay Executive a reasonable amount of money for Executive’s services at a rate agreed to between the Company and Executive. In the event that the parties reasonably determine that there is an actual or potential conflict of interest adverse to Executive that may reasonably be expected to occur in the course of Executive’s cooperation pursuant to this Section 7, the Company shall reimburse Executive for reasonable legal fees in connection with retaining legal counsel.

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8.                  Public Communications; Non-Disparagement. Executive agrees that all communications with the Company’s investors, the media and franchisees shall be consistent with the written communications plan established by the Board with input from Executive. At all times prior to and after the Separation Date, Executive agrees that Executive will not make any disparaging or derogatory remarks about the Company or any of its officers, directors, employees or agents or the Board at any time. At all times prior to and after the Separation Date, the Company agrees that it will not make any disparaging or derogatory remarks about Executive at any time.

9.                  Assignment. This Agreement is personal to each of the parties hereto and shall not be assignable without first obtaining the written consent of the other party hereto. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

10.                 Waivers. No delay or failure by either party in exercising, protecting or enforcing any of its or his rights, titles, interests, or remedies under this Agreement, and no course of dealing or performance with respect thereto, shall constitute a waiver. The express waiver by a party of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

11.                 Amendments in Writing. No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom by either party, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated, or discharged and signed by the Company and Executive, and each such amendment, modification, waiver, termination or discharge shall only be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Company and Executive.

12.                 Code Section 409A Compliance.

(a)                Notwithstanding anything herein to the contrary, this Agreement and the Executive Employment Agreement are intended to be interpreted and operated to the fullest extent possible so that the payments under this Agreement either shall be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Code Section 409A”) or shall comply with the requirements of such provision.

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(b)               To the extent required to avoid the imposition of additional taxes and penalties under Code Section 409A, amounts payable under this Agreement on account of any termination of employment shall only be paid if Executive experiences a “separation from service” as defined in Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c)                For purposes of this Agreement, the right to a series of installment payments shall be treated as a right to a series of separate payments within the meaning of the Code Section 409A. Furthermore, to the extent that Executive is a “specified employee” within the meaning of Code Section 409A as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(d)               Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (a) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (b) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit

(e)                The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Code Section 409A. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive and to make all payments in accordance with the terms of this Agreement, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement. If Executive notifies the Company (with specificity as to the reason therefor) that Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with Executive, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

13.              Indemnification and Liability Insurance. The Company hereby agrees to indemnify Executive and hold Executive harmless to the extent provided under the organizational documents of the Company against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from Executive’s good faith performance of Executive’s duties and obligations with the Company. This obligation shall survive the termination of Executive employment with the Company.

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14.              Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible; (b) such invalidity, illegality and unenforceability shall not affect the validity, legality or enforceability of any other provision hereof; and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

15.              Headings. All headings used are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

16.             Counterparts. This Agreement, and any amendment or modification entered into pursuant to Section 10 above, may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.

17.              Entire Agreement. This Agreement, the Executive Employment Agreement and such other plans, agreements and policies referenced in this Agreement constitute the complete, final and exclusive embodiment of the entire agreement between Executive and the Company and its affiliated entities (including Jamba, Inc.) with regard to this subject matter. It supersedes any and all agreements entered into by and between Executive and the Company and its affiliated entities (including Jamba, Inc.). It is entered into voluntarily, without reliance on any promise or representation, written or oral, other than those expressly contained herein.

18.              Applicable Law. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

19.              Agreement to Arbitrate. To the fullest extent permitted by law, Executive and Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between Company and Executive and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. Claims for injunctive relief pursuant to section 11 above are excluded. For the purpose of this agreement to arbitrate, references to “Company” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement shall apply to them to the extent Executive’s claims arise out of or relate to their actions on behalf of Company.

(a)                The mutual promise by Company and Executive to arbitrate any and all disputes between them (except for those referenced above) rather than litigate them before the courts or other bodies, provides the consideration for this agreement to arbitrate.

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(b)               Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.

(c)                The arbitration will be conducted in San Francisco, California by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of the American Arbitration Association (“AAA”). The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law. The parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof.

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The parties having read the Agreement and accept and agree to the provisions it contains and hereby execute it with full understanding of its consequences.

Jamba Juice Company

By:	/s/ Karen L. Luey
Name:	Karen L. Luey
Title:	Chief Financial Officer, Chief Administrative Officer,
Executive Vice President and Secretary

/s/ James D. White
James D. White

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EXHIBIT A

general RELEASe and settlement agreement

This General Release and Settlement Agreement (“Agreement”) is made by and between James D. White (“Executive”) and Jamba Juice Company and its subsidiaries, affiliates, successors and assigns (the “Company”) (collectively, the “Parties”):

1.      Release of Claims.

(a) Executive agrees that the consideration set forth in his Executive Employment Agreement dated November 17, 2008, as supplemented and amended by the Executive Transition Services Agreement dated October 1, 2015 which this Agreement is an Exhibit, represents settlement in full of all outstanding obligations owed to Executive by Company. Executive will not be entitled to the Separation Payments, Additional Separation Payments, and Additional Equity Vesting under the Executive Employment Agreement and the Executive Transition Services Agreement until the Effective Date of this Agreement. THIS IS A GENERAL RELEASE OF ALL CLAIMS. As consideration for the severance pay and benefits being provided to Executive, Executive, on his own behalf, and on behalf of his respective heirs, family members, executors, administrators, attorneys, representatives, and assigns, hereby fully and forever releases Company and its legal representatives, officers, directors, fiduciaries, Executives, investors, shareholders, insurers, agents, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, both in their individual and corporate capacities (collectively, the “Releasees”), of and from any and all claims and causes of action, demands, duties, obligations, agreements, promises, liabilities, damages, costs, and/or fees, whether known or unknown, suspected or unsuspected, arising out of or relating to Executive’s employment, including the termination of his employment, including without limitation:

(1)	any and all claims relating to or arising from Executive’s employment relationship with Company and the termination of that relationship;

(2)	any and all claims under the law of any jurisdiction including without limitation wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent and intentional infliction of emotional distress; negligent and intentional misrepresentation; negligent and intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(3)	any and all claims for violation of any federal, state or municipal statute, including without limitation all employment laws, including without limitation the California Fair Employment and Housing Act; the California Unruh Act; the Age Discrimination in Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866; the Civil Rights Act of 1871; the Fair Labor Standards Act; the Americans with Disabilities Act; the Older Workers’ Benefits Protection Act; the Family Medical Leave Act; the Equal Pay Act; the Employee Retirement Income Security Act of 1974; the National Labor Relations Act; the California Constitution; the California Labor Code; the California Business & Professions Code; the California Government Code; the California Civil Code; and all other laws against discrimination or applicable to employment that may be the subject of a release under applicable law;

(4)	any and all claims for violation of the federal, or any state, constitution;

(5)	any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(6)	any and all claims arising out of any personnel policies, contracts of employment, any other contracts, severance pay agreements, and covenants of good faith and fair dealing;

(7)	any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement;

(8)	any claim or damage arising out of Executive’s employment with or separation from Company under any common law theory or any federal, state, or local statute or ordinance not specifically referred to above;

(9)	any and all claims for unpaid or withheld wages, severance, benefits, bonuses, commissions, and other compensation of any kind that Executive may have against the Releasees other than the Separation Payments, Additional Separation Payments and Additional Equity Vesting under the Executive Employment Agreement and the Executive Transition Services Agreement; and

(10)	any and all claims for attorneys’ fees and costs.

(b) Executive specifically agrees that this Agreement includes without limitation any and all claims that were raised, or that reasonably could have been raised, under the applicable Wage Order, Labor Code sections 201, 202, 203, 212, 226, 226.3, 226.7, 510, 512, 515, 558, 1194, and 1198, as well as claims under the Business & Professions Code sections 17200, et seq. and Labor Code sections 2698, et seq. based on alleged violations of Labor Code provisions.  Executive further covenants that he will not seek to initiate any proceedings seeking penalties under Labor Code sections 2699, et seq. based upon the Labor Code provisions specified above.

(c) Executive understands and agrees that, to the fullest extent permitted by law, Executive is precluded from filing or pursuing any legal claim of any kind against any of the Releasees at any time in the future, in any federal, state, or municipal court, administrative agency, or other tribunal, arising out of any of the claims that Executive has waived by virtue of executing this Agreement. Executive agrees not to file or pursue any such legal claims and, if Executive does pursue such legal claims, Executive waives any right to receive monetary recovery. By Executive’s signature below, Executive represents that he has not filed any such legal claims against any of the Releasees in any federal, state, or municipal court, administrative agency, or other tribunal.

(d) Nothing in this Agreement shall be construed to waive any claims that cannot be waived as a matter of law. In addition, this Agreement does not prevent Executive from filing an administrative charge against any Releasee that may not be released as a matter of law; however, Executive agrees that Executive shall not be entitled to recover any monetary payments or other individual benefits in any such proceeding. This release does not waive any rights or claims that may arise after the date that Executive executed this Agreement.

(e) Nothing in this Agreement will affect the ability of Executive or Company to enforce rights or entitlements specifically provided for under this Agreement as set forth above, or any rights or claims that may arise after the date that Executive executed this Agreement. By Executive’s signature below, Executive represents that: (a) Executive is not aware of any unpaid wages, vacation, bonuses, expense reimbursements, or other amounts owed to Executive by Company, other than payments due under the Executive Transition Services Agreement; (b) Executive has not been denied any request for leave to which Executive believes he was legally entitled, and Executive was not otherwise deprived of any of his rights under the Family and Medical Leave Act or any similar state or local statute; and (c) Executive has not assigned or transferred, or purported to assign or transfer, to any person, entity, or individual whatsoever, any of the claims released in the foregoing general release and waiver. Company’s obligations under this Agreement are contingent upon Executive’s compliance with all terms and conditions provided for herein. Notwithstanding anything herein to the contrary, nothing in this Agreement will be construed as a release of (i) any right to indemnification or liability insurance coverage to which Executive is otherwise entitled (including pursuant to Section 13 of the Executive Transition Services Agreement) or (ii) any right or claim with respect to the Separation Payments, Additional Separation Payments and Additional Equity Vesting under the Executive Employment Agreement and the Executive Transition Services Agreement.

2.      Release of Unknown Claims. For the purpose of implementing a full and complete release, Executive expressly acknowledges that the releases given in this Agreement are intended to include, without limitation, claims that Executive did not know or suspect to exist in his favor at the time of the date of Executive’s execution of this Agreement, regardless of whether the knowledge of such claims, or the facts upon with they might be based, would have materially affected the settlement of this matter; and that the Severance Pay provided under this Agreement was also for the release of those claims and contemplates the extinguishment of any such unknown claims, despite the fact that California Civil Code section 1542 may provide otherwise. Executive expressly waives any right or benefit available to him in any capacity under the provisions of California Civil Code section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

3.      Age Discrimination in Employment Act. Executive acknowledges, agrees and understands that:

(a)	under the general release detailed above, Executive is waiving and releasing, among other claims, any rights and claims that may exist under the Age Discrimination in Employment Act (“ADEA”);

(b)	the waiver and release of claims set forth in the release above does not apply to any rights or claims that may arise under the ADEA after the date of execution of this Agreement;

(c)	the payments and other consideration that are being provided to Executive are of significant value and are in addition to what Executive otherwise would be entitled;

(d)	Executive is being advised in writing to consult with an attorney before signing this Agreement;

(e)	Executive is being given a period of twenty-one (21) days within which to review and consider this Agreement before signing it, though Executive may sign earlier, and if Executive fails to sign and return this Agreement within the twenty-one (21) day consideration period, Company’s offer and this Agreement will expire on its own terms;

(f)	Executive may revoke his acceptance of this Agreement by providing written notice to Company within seven (7) days following its execution, and any notice of revocation of this Agreement must be in writing and transmitted by hand or certified mail to Jamba Juice Company, 6475 Christie Avenue, Suite 150, Emeryville CA 94608, Attn: Legal Department, with a copy to DLA Piper LLP (US), Attn: Eric H. Wang at eric.wang@dlapiper.com; and

(g)	Because of Executive’s right to revoke this Agreement, this Agreement shall not become effective and enforceable until the eighth (8th) day after the return of an executed copy of this Agreement by Executive to Company (the “Effective Date”), and Executive will not be entitled to any of the benefits set forth in this Agreement until after the Effective Date.

4.      No Knowledge of Wrongdoing. Executive represents that he has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or any other wrongdoing that involves the Company, Executive or other present or former Company executives.

5.      Governing Law and Venue. This Agreement shall be deemed to have been executed and delivered within the State of California, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to choice of law principles. In the event of any dispute in connection with this Agreement, the venue in which said dispute will be resolved, whether in arbitration or in connection with an injunction, will be San Francisco, California.

6.      Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible; (b) such invalidity, illegality and unenforceability shall not affect the validity, legality or enforceability of any other provision hereof; and (c) any court having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

7.      Entire Agreement. The Executive Employment Agreement, the Executive Transition Services Agreement, and such other plans, agreements and policies referenced in this Agreement constitute the complete, final and exclusive embodiment of the entire agreement between Executive and the Company and its affiliated entities (including Jamba, Inc.) with regard to this subject matter. It supersedes any and all agreements entered into by and between Executive and the Company and its affiliated entities (including Jamba, Inc.), except the Company’s Employee Nondisclosure, Assignment and Non-Solicitation Agreement., which will remain in effect subsequent to the execution of this Agreement.. This Agreement is entered into voluntarily, without reliance on any promise or representation, written or oral, other than those expressly contained herein.

8.      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.      Good Faith Compliance.  The Parties agree to cooperate in good faith and to do all things necessary to effectuate this Agreement.

10.  Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Jamba Juice Company

Dated:	By:
Name:
Title:

Dated:
James D. White